Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Energy Vault, Inc.

West Lake Village, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 15, 2021, relating to the financial statements of Energy Vault, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Melville, New York

November 24, 2021